Exhibit 99.2

Accelerate Diagnostics Appoints Louise Francesconi to its Board of Directors

TUCSON, Ariz., Dec. 2, 2019 /PRNewswire/ -- Accelerate Diagnostics, Inc. (NASDAQ:AXDX) announced today that Louise Francesconi has been appointed to the company's Board of Directors.

Ms. Francesconi has served as a director on the board of Stryker Corporation since 2006. She is also Chair of the Tucson Medical Center's Healthcare Board of Trustees and serves on the board of directors of UNS Energy Corporation, a utility that delivers natural gas and electric service. Ms. Francesconi was President of Raytheon Missile Systems from 1996 to 2008.

"On behalf of the entire board, I am delighted to welcome Louise to Accelerate Diagnostics," said John Patience, chairman of the company's board of directors. The board and management team will benefit from her extensive and complimentary experience running a technology-based business at Raytheon, as well as her more recent experience in the medical device and provider sectors of the health care industry. Louise is joining Accelerate at a very exciting time in the company's history, and I speak for the entire organization when I say that we are thrilled to have her join the team."

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The "ACCELERATE DIAGNOSTICS" and "ACCELERATE PHENO" and "ACCELERATE PHENOTEST" and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2019, and in any other reports that the company files with the Securities and Exchange Commission. The company's forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

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Investor Inquiries:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Media Contact: Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

SOURCE Accelerate Diagnostics, Inc.